Foster Wheeler AG

c/o Foster Wheeler Inc.

53 Frontage Road

PO Box 9000

Hampton, New Jersey 08827-9000

USA

Zug, 8 May 2013

Foster Wheeler AG

Ladies and Gentlemen

We have acted as special Swiss legal counsel to Foster Wheeler AG (the "Company"), a stock corporation (Aktiengesellschaft) organized under Swiss law with its registered office in Zug in connection with the Company's Registration Statement on Form S-8 (the "Registration Statement") to be filed under the United States Securities Act of 1933, as amended (the "Securities Act"), with respect to the registration of an additional 3,400,000 registered shares in the Company, each share having a par value of CHF 3, that may be delivered pursuant to the Foster Wheeler AG Omnibus Incentive Plan, as amended and restated (the "Plan").

I          Documents

In arriving at the opinion below, we have exclusively relied on the following documents:

a)	an extract from the Commercial Register of the Canton of Zug in respect of the Company, certified by such Commercial Register to be up-to-date as of 6 May 2013 (the "Excerpt");

b)	a copy of the articles of association of the Company dated 2 May 2013 (the "Articles") certified by the Commercial Register of Zug as of 6 May 2013 to correspond to the latest version deposited with such Commercial Register; and

c)	a pdf copy of the extract from the minutes of the meeting of the board of directors held on 2 May 2013 stating that the board of directors of the Company has resolved to reserve up to additional 3,400,000 shares of the Company's conditional share capital reserved in Article 5 of the Articles for employee option plans (the "Conditional Share Capital") for the purpose of the Plan (the "Board Resolution").

II          Assumptions

In rendering this opinion, we have assumed:

a)	that all documents submitted to us as copies are complete and conform to their originals and such originals are authentic;

b)	that all signatures on such documents are genuine;

c)	that the information contained in the documents referred to in section I above was true when made and still is true and correct as of the date of this opinion letter and that no amendments have been made to any of these documents;

d)	the correctness of all factual representations and factual information given in connection with the Plan and any other documents submitted to us (other than those facts to which this opinion letter expressly relates);

e)	that the board meeting held on 2 May 2013, during which the Board Resolution was adopted, was duly convened;

f)	that there is no provision of the law of any jurisdiction, other than Switzerland, which would have any implications in relation to the opinions expressed herein;

g)	that the entitlements granted under the plan constitute options to acquire shares and that the exercise of the options granted under the Plan will be conducted in the manner described in the Plan;

h)	that the Company has sufficient conditional share capital to issue the required number of new shares of the Company to be delivered to option holders exercising options granted under the Plan;

i)	that the shares of the Company, if upon exercise of options granted under the Plan, issued out of the Conditional Capital, can and will (i) be issued and (ii) fully paid in cash in compliance with the laws of Switzerland; and

j)	that (i) the requisite reports of the Company's auditors according to Article 653f of the Swiss Code of Obligations (the "CO"), (ii) the amendments of the Articles according to Article 653g CO, and (iii) the entry of the share capital increase into the Commercial Register of the Canton of Zug will be given or made, as and when required.

III          Opinion

Based on the foregoing assumptions and subject to the qualifications set out under section IV below, we are of the opinion that:

a)	the Company is validly existing as a corporation (Aktiengesellschaft) under the laws of Switzerland with a share capital of CHF 326,103,054 divided into 108,701,018 registered shares with a nominal value of CHF 3 each ; and

b)	shares of the Company, when issued out of the Conditional Capital and paid for in accordance with the terms and conditions of the Plan and, provided the issue price for such Shares has been fully paid in, will be validly issued, fully paid-in and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

IV          Qualifications

Our opinions expressed in Section III above are subject to the effects of Swiss laws on debt enforcement and insolvency (including laws in respect of bankruptcy, moratoria, and composition proceedings, and including related provisions for the avoidance of transactions made to the detriment of or creating a preference among creditors) and of Swiss laws and rules of civil procedure (or, as the case may be, applicable arbitration rules), as applied to creditors and debtors and claimants and defendants generally. Our opinions expressed in Section III above are further subject to the following qualifications and limitations:

a)	our opinion is solely based on the documents mentioned in section I above and on the assumptions mentioned in section II above;

b)	except as expressly otherwise stated elsewhere in this opinion letter, no opinion is expressed as to the accuracy of the representations and warranties set out in any documents mentioned in Section I;

c)	in making references to the terms of agreements or other documents, no opinion is expressed as to whether and to what extent these are sufficiently specified or leave room for interpretation which may, as the case may be, become a matter of the discretion of the courts or an arbitral tribunal;

d)	we express no opinion as to the accuracy or completeness of the information set out in the Registration Statement;

e)	no opinion is rendered as to any matters relating to taxation; and

f)	in this opinion letter, Swiss legal concepts are expressed in English terms and not in their original terms in an official language of Switzerland; the concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions; this opinion letter may, therefore, only be relied upon under the express condition that any issues of interpretation or liability arising hereunder will be governed by Swiss law and be brought before a Swiss court.

This opinion letter is rendered solely to the persons to whom it is addressed and for the purpose of the transaction referred to herein. It may not be used, circulated, quoted, referred to or relied upon by any person other than the persons to whom it is addressed nor for any other purpose without our prior written consent in each instance.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended and we express no opinion herein as to whether the Registration Statement is accurate, true, correct, complete and not misleading.

This letter sets out our opinion on certain matters of Swiss law only, as it is in force, interpreted and applied by the Swiss courts (pursuant to generally accessible legal sources) at the date hereof. We have not made any investigation of, and do not express any opinion on, any matter of fact or the laws of any other jurisdiction.

Our opinions set out in Section III are strictly limited to the matters stated in it and do not apply by implications to other matters. We do not assume any obligation to inform you of any facts or circumstances occurring or coming to our attention subsequently to the date of this letter and which might have an impact on any matters addressed in our opinions given herein.

Yours sincerely,

Bär & Karrer AG

Michael Trippel